FOR IMMEDIATE RELEASE
Investor Relations Contact: Mary Twinem 952.253.0731	Mary Twinem – CFO

Buffalo Wild Wings, Inc. Announces
First Quarter Earnings per Share of $0.98 and
Quarterly Net Earnings Growth of Over 22%

Minneapolis, Minnesota, April 24, 2012 – Buffalo Wild Wings, Inc. (NASDAQ: BWLD), announced today financial results for the first quarter ended March 25, 2012. Highlights for the first quarter versus the same period a year ago were:

o	Total revenue increased 37.9% to $251.1 million

o	Company-owned restaurant sales grew 40.3% to $232.3 million

o	Same-store sales increased 9.2% at company-owned restaurants and 7.3% at franchised restaurants

o	Net earnings increased 22.8% to $18.2 million from $14.9 million, and earnings per diluted share increased 21.0% to $0.98 from $0.81

Sally Smith, President and Chief Executive Officer, commented, “We are pleased with our solid start in 2012, with first quarter same-store sales increases of 9.2% at company-owned restaurants and 7.3% at franchised locations. The combination of strong same-store sales, new restaurant performance, and sales from franchised restaurants acquired in 2011 fueled our substantial revenue increase of 37.9%. We continued to invest in the infrastructure necessary to support our expansion in North America and internationally. Through leveraging expenses at the restaurant level, we limited the impact of higher wing costs. For the first quarter, we achieved net earnings growth of over 22%, and provided value to our shareholders with earnings per diluted share of $0.98.”

Total revenue increased 37.9% to $251.1 million in the first quarter compared to $182.2 million in the first quarter of 2011. Company-owned restaurant sales for the quarter increased 40.3% over the same period in 2011, to $232.3 million, driven by a company-owned same-store sales increase of 9.2% and 64 additional company-owned restaurants at the end of first quarter 2012 relative to the same period in 2011. Franchise royalties and fees increased 13.1% to $18.8 million for the quarter versus $16.6 million in the first quarter of 2011. This increase is attributed to a franchise same-store sales increase of 7.3% and 17 additional franchised restaurants at the end of the period versus a year ago.

Average weekly sales for company-owned restaurants were $55,131 for the first quarter of 2012 compared to $48,845 for the same quarter last year, a 12.9% increase. Franchised restaurants averaged $57,282 for the period versus $52,744 in the first quarter a year ago, an 8.6% increase.

For the first quarter, net earnings increased 22.8% to $18.2 million versus $14.9 million in the first quarter of 2011. Earnings per diluted share were $0.98, as compared to first quarter 2011 earnings per diluted share of $0.81.

2012 Outlook

Ms. Smith remarked, “For the first four weeks of the second quarter, same-store sales are 6.7% at company-owned restaurants and 6.6% at our franchised locations. We’re increasing our advertising over last year with national radio to cover all of our markets and we’re airing a new TV spot. Our Operations Excellence team remains keenly focused on the fundamentals of providing great service to our guests and driving restaurant-level profitability. With solid first quarter results, ongoing same-store sales strength, the benefit of a 53rd week, and expense leveraging, we believe we will achieve our net earnings growth goal of 20% for 2012.”

Ms. Smith concluded, “We continue to implement strategies for long-term growth. Our plans include a development pace to achieve 1,500 locations in North America in the next five to seven years. We’re also actively pursuing international franchising opportunities and investigating potential concepts for acquisition that would provide additional growth. We are innovating around the critical aspects of the Buffalo Wild Wings brand, including our facilities, food and beverage, sports and entertainment, technology, and our service strategy. We believe that with a dedicated focus on our Guest experience and unit-level profitability, we will prudently expand our presence across the globe and generate industry-leading net earnings growth well into the future.”

Buffalo Wild Wings will be hosting a conference call today, April 24, 2012 at 4:00 p.m. Central Daylight Time to discuss these results. There will be a simultaneous webcast conducted at our website www.buffalowildwings.com.

A replay of the call will be available until May 1, 2012. To access this replay, please dial 1.858.384.5517 password 4530757.

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is a growing owner, operator and franchisor of Buffalo Wild Wings Grill & Bar™ restaurants featuring a variety of boldly-flavored, made-to-order menu items including its namesake Buffalo, New York-style chicken wings. The Buffalo Wild Wings’ menu specializes in eighteen mouth-watering signature sauces and seasonings with flavor sensations ranging from Sweet BBQ™ to Blazin’®. Guests enjoy a welcoming neighborhood atmosphere that includes an extensive multi-media system for watching their favorite sporting events. Buffalo Wild Wings is the recipient of hundreds of "Best Wings" and "Best Sports Bar" awards from across the country. There are currently more than 835 Buffalo Wild Wings locations across 48 states in the United States, as well as in Canada.

Forward-looking Statements

Various remarks we make about future expectations, plans, and prospects for the company constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements relate to our future financial and store performance measures and growth goals for 2012 and beyond, including but not limited to those relating to our second quarter sales trends and projected unit and net earnings growth rates for 2012 and beyond. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are based upon the current beliefs and expectations of our management. We have attempted to identify forward-looking statements by terminology, including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. Actual results may vary materially from those contained in forward-looking statements based on a number of factors, including, but not limited to, our ability to achieve and manage our planned expansion, the ability of our franchisees to open and manage new restaurants, market acceptance in the new geographic regions we enter (particularly non-U.S. locations), unforeseen obstacles in developing nontraditional sites or non-U.S. locations, our ability to obtain and maintain licenses and permits necessary to operate our existing and new restaurants, our franchisees’ adherence to our practices, policies and procedures, the cost of commodities such as traditional chicken wings, the success of our key initiatives and our advertising and marketing campaigns, our ability to control restaurant labor and other restaurant operating costs, the continued service of key management personnel, our ability to protect our name and logo and other proprietary information, economic conditions (including changes in consumer preferences or consumer discretionary spending), the impact of federal, state or local government regulations relating to our employees, the sale of food and alcoholic beverages, the effect of competition in the restaurant industry, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission, including the factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 25, 2011, as updated in subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

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BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollar and share amounts in thousands except per share data)

(unaudited)

	Three months ended
	March 25, 2012	March 27, 2011
Revenue:
Restaurant sales	$232,316	165,527
Franchise royalties and fees	18,806	16,623
Total revenue	251,122	182,150
Costs and expenses:
Restaurant operating costs:
Cost of sales	72,151	46,264
Labor	68,268	48,878
Operating	32,797	24,549
Occupancy	12,800	10,227
Depreciation and amortization	15,531	11,022
General and administrative	19,424	16,292
Preopening	2,591	2,387
Loss on asset disposals and store closures	737	411
Total costs and expenses	224,299	160,030
Income from operations	26,823	22,120
Investment income	410	356
Earnings before income taxes	27,233	22,476
Income tax expense	8,988	7,615
Net earnings	$18,245	14,861
Earnings per common share – basic	$0.98	0.81
Earnings per common share – diluted	0.98	0.81
Weighted average shares outstanding – basic	18,555	18,306
Weighted average shares outstanding – diluted	18,638	18,375

The following table expresses results of operations as a percentage of total revenue for the periods presented, except for restaurant operating costs which are expressed as a percentage of restaurant sales:

	Three months ended
	March 25, 2012	March 27, 2011
Revenue:
Restaurant sales	92.5%	90.9%
Franchising royalties and fees	7.5	9.1
Total revenue	100.0	100.0
Costs and expenses:
Restaurant operating costs:
Cost of sales	31.1	27.9
Labor	29.4	29.5
Operating	14.1	14.8
Occupancy	5.5	6.2
Depreciation and amortization	6.2	6.1
General and administrative	7.7	8.9
Preopening	1.0	1.3
Loss on asset disposals and store closures	0.3	0.2
Total costs and expenses	89.3	87.9
Income from operations	10.7	12.1
Investment income	0.2	0.2
Earnings before income taxes	10.8	12.3
Income tax expense	3.6	4.2
Net earnings	7.3%	8.2%

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands)

(unaudited)

	March 25, 2012	December 25, 2011
Assets
Current assets:
Cash and cash equivalents	$27,342	20,530
Marketable securities	44,141	39,956
Accounts receivable, net of allowance of $25	16,166	12,165
Inventory	6,228	6,311
Prepaid expenses	3,439	3,707
Refundable income taxes	—	7,561
Deferred income taxes	6,663	6,323
Restricted assets	32,797	42,692
Total current assets	136,776	139,245

Property and equipment, net	312,585	310,170
Other assets	27,404	28,174
Goodwill	17,770	17,770
Total assets	$494,535	495,359

Liabilities and Stockholders’ Equity
Current liabilities:
Unearned franchise fees	$1,701	1,852
Income tax payable	1,296	—
Accounts payable	22,831	30,089
Accrued compensation and benefits	27,405	30,499
Accrued expenses	9,627	7,580
Current portion of deferred lease credits	367	—
System-wide payables	32,919	44,250
Total current liabilities	96,146	114,270

Long-term liabilities:
Other liabilities	1,605	1,544
Deferred income taxes	38,141	38,512
Deferred lease credits, net of current portion	23,149	23,047
Total liabilities	159,041	177,373

Commitments and contingencies
Stockholders’ equity:
Undesignated stock, 1,000,000 shares authorized	—	—
Common stock, no par value. Authorized 44,000,000 shares; issued and outstanding 18,564,152 and 18,377,920 respectively	112,637	113,509
Retained earnings	223,017	204,772
Accumulated other comprehensive loss	(160)	(295)
Total stockholders’ equity	335,494	317,986
Total liabilities and stockholders’ equity	$494,535	495,359

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands)

(unaudited)

	Three months ended
	March 25, 2012	March 27, 2011
Cash flows from operating activities:
Net earnings	$18,245	14,861
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation	14,852	10,871
Amortization	679	151
Loss on asset disposals and store closures	723	411
Deferred lease credits	838	802
Deferred income taxes	(711)	2,806
Stock-based compensation	1,232	2,553
Excess tax benefit from the exercise of stock options	(259)	(140)
Change in operating assets and liabilities:
Trading securities	(519)	(289)
Accounts receivable	(5,676)	(2,796)
Inventory	85	39
Prepaid expenses	270	425
Other assets	72	(468)
Unearned franchise fees	(151)	5
Accounts payable	(934)	2,236
Income taxes	9,116	3,777
Accrued expenses	4,378	4,565
Net cash provided by operating activities	42,240	39,809
Cash flows from investing activities:
Acquisition of property and equipment	(23,845)	(18,746)
Purchase of marketable securities	(19,669)	(27,185)
Proceeds of marketable securities	16,003	23,401
Net cash used in investing activities	(27,511)	(22,530)
Cash flows from financing activities:
Issuance of common stock	256	168
Excess tax benefit from the exercise of stock options	259	140
Tax payments for restricted stock	(8,447)	(2,481)
Net cash used in financing activities	(7,932)	(2,173)
Effect of exchange rate changes on cash and cash equivalents	15	(4)
Net increase in cash and cash equivalents	6,812	15,102
Cash and cash equivalents at beginning of period	20,530	15,309
Cash and cash equivalents at end of period	$27,342	30,411

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
Supplemental Information

Restaurant Count

Company-owned Restaurants:

	Q1	Q2	Q3	Q4
2012	327
2011	263	277	288	319
2010	235	234	244	259
2009	206	215	220	232
2008	165	169	187	197

Franchised Restaurants:

	Q1	Q2	Q3	Q4
2012	505
2011	488	492	498	498
2010	430	447	457	473
2009	373	383	400	420
2008	340	346	348	363

Same-Store Sales

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2012	9.2%
2011	3.9%	5.9%	5.7%	8.9%	6.1%
2010	0.1%	(0.1%)	2.6%	(0.3%)	0.6%
2009	6.4%	2.8%	0.8%	2.6%	3.1%
2008	4.1%	8.3%	6.8%	4.5%	5.9%

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2012	7.3%
2011	1.6%	2.7%	4.2%	5.9%	3.6%
2010	0.7%	(0.7%)	0.3%	(1.1%)	(0.2%)
2009	6.0%	3.7%	1.9%	2.0%	3.4%
2008	2.1%	4.5%	2.1%	2.5%	2.8%

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
Supplemental Information

Average Weekly Sales Volumes

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2012	$55,131
2011	48,845	47,970	49,461	51,983	49,627
2010	45,327	43,021	44,394	45,595	44,601
2009	45,593	42,938	42,602	44,583	43,912
2008	41,438	40,572	42,400	43,864	42,141

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2012	$57,282
2011	52,744	50,995	51,350	53,385	52,081
2010	51,532	49,051	49,005	49,837	49,835
2009	50,729	48,619	48,458	50,115	49,479
2008	47,812	46,390	46,889	48,424	47,382